UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
Amendment No.1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
April 29, 2014

SKULLCANDY, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35240	56-2362196
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 West Ute. Blvd, Suite 250 Park City, Utah	84098
(Address of principal executive offices)	(Zip Code)
(435) 940-1545
(Registrant’s telephone number, including area code):
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A (this “Amended Report”) is being filed to correct certain information in Items 1.01 and 9.01 of the Current Report on Form 8-K filed by Skullcandy, Inc. (the “Company”) on April 29, 2014 (the “Original Filing”).

Due to an administrative error, the Original Filing reported that the revised total liabilities divided by tangible net worth ratio in our amended Credit Agreement was to not be greater than 1.1 to 1.0 as of the last day of each fiscal quarter. The correct Credit Agreement tangible net worth ratio is to not be greater than 1.0 to 1.0 as of the last day of each fiscal quarter.

Other than as set forth in this Amended Report, the Original Filing remains correct in all respects. Pursuant to Rule 12b-15 of the Securities Exchange Act of 1934, as amended, Item 1.01 of the Original Filing is restated in its entirety below to reflect the correct financial covenants. In addition, a correct First Amendment to the Credit Agreement is attached as an exhibit. Otherwise, Items 2.02, 2.03 and 9.01 of the Original Filing are not being amended hereby and thus are not included in this Amended Report.

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

At the request of Skullcandy, Inc. (the "Company"), on April 29, 2014, the Company entered into an amendment of its Credit Agreement (the "Amendment") and Revolving Line of Credit Note ("Note") with Wells Fargo Bank, National Association ("Lender") both dated August 19, 2013, to reduce the line of credit to $10,000,000 and letters of credit to $5,000,000.

The Amendment also included the following changes to the financial covenants:

1.	Removed the net income requirement;

2.	Revised the total liabilities divided by tangible net worth ratio to not greater than 1.0 to 1.0 as of the last day of each fiscal quarter;

3.	Revised the current ratio to not less than 2.0 to 1.0 as of the last day of each fiscal quarter; and

4.	Included an EBITDA coverage ratio of not less than 2.0 to 1.0 as of the last day of each

The terms of the Note and Amendment are incorporated herein by reference.

Item 9.01	EXHIBITS
    (d) Exhibit

10.1 First Amendment to the Credit Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 5, 2014

SKULLCANDY, INC.

By:	/s/ Jason Hodell
Jason Hodell
Chief Financial Officer